BayFirst Financial Corp.
Fourth Quarter 2023 Earnings Call

CORPORATE SPEAKERS:
Thomas G. Zernick
BayFirst Financial; Chief Executive Officer and Director
Robin L. Oliver
BayFirst Financial; President, Chief Operating Officer
Scott J. McKim
BayFirst Financial; EVP, Chief Financial Officer

PRESENTATION
Operator
Good morning, ladies and gentlemen, and welcome to the BayFirst Financial Corp's Fourth Quarter 2023 Conference Call and Webcast.
[Operator Instructions]
Also note that this call is being recorded on Friday, January 26, 2024.
And I would like to turn the conference over to Tom Zernick, Chief Executive Officer. Please go ahead, sir.
Thomas G. Zernick
CEO & Director
Thanks, Sylvie. Good morning, and thank you for participating on our call today. I have with me our President and Chief Operating Officer, Robin Oliver; and Chief Financial Officer, Scott McKim.
Today's call will include forward looking statements and non-GAAP financial measures. Please refer to our cautionary statement on forward looking statements contained on Page 2 of the investor presentation.
Before I discuss our Q4 performance, I want to assure all of you that we feel our current stock price simply does not reflect the intrinsic value of BayFirst. 2023 marked a year that we once again achieved strong earning asset growth and earnings stability. We operate in a footprint that many consider one of the nation's strongest. We remain committed to continuing to build franchise value of our great community bank in Tampa Bay.
During Q4, we produced net income of $1.7 million, this represents a 25% increase over Q4 2022 earnings of $1.3 million and a 14% decrease over Q3 earnings of $1.9 million. The fourth quarter featured net interest margin expansion through higher yields on loans and lower excess liquidity as the industry showed strength and resilience. While deposit costs increased slightly during the quarter, these deposits fueled continued loan demand in our SBA Bolt program. Bolt loans currently recognize a 13.25% yield and adjust with Wall Street Journal Prime quarterly.

BayFirst Financial Corp.
Fourth Quarter 2023 Earnings Call

Our total earnings in 2023 were $5.7 million, an increase of $6.1 million from 2022's net loss of $349 thousand. While results in 2023 showed improved overall performance, stronger ratios and greater efficiency, it did not meet management's expectations. In 2024, one of our key initiatives is to improve our efficiency so we can deliver consistent, stable earnings to our shareholders.
Our Q4 asset quality metrics show higher delinquencies and nonperforming levels, but the key asset quality ratios remain acceptable. Our nonperforming assets to total assets were 0.94%. Nonperforming loans, excluding guaranteed balances to total loans, were 1.14%, down from 1.18% at the end of the third quarter. Robin will provide more in depth asset quality comments during her presentation. Management continues to closely monitor our loan portfolio with heightened attention.
Now let me share some highlights from around BayFirst.
Our retail banking centers continue to build real franchise value as we were successful in growing checking account deposits, $57 million from the start of the year. More importantly, this represents over 2,200 net new checking accounts, a 27% increase. In addition, we grew an impressive 36% in net new savings accounts. On a combined basis, we are up 29.2% year to date in net new checking and savings accounts.
We opened our 11th banking center location during Q4 in North Sarasota in the only majority/minority owned census track in Sarasota. BayFirst is the first bank to demonstrate its vision to support this low to moderate income community in North Sarasota. Corporate social responsibility will always remain an important strategic pillar at BayFirst.
BayFirst has maintained a granular deposit base and continues to benefit from a low level of uninsured deposits with only 16% of uninsured deposits at year-end.
Turning to the lending side. BayFirst continues to enjoy minimal commercial exposure in the CRE space with non-owner occupied CRE representing only 5.5% of our loans held for investments at the end of the year. Total loan production in Q4 was $202 million, of which $145 million came from our government guaranteed lending platform, CreditBench. $102.3 million of our record CreditBench production during Q4 came from our Bolt product. Bolt loans are capped at $150,000 and carry an 85% guarantee. They're also priced at prime plus 4.75% adjusting quarterly.
Total loan production at BayFirst during 2023 topped $767 million, $220 million of this loan production came from our community banks conventional, commercial, consumer and residential mortgage lending platforms, all in the greater Tampa Bay market. This loan production is a direct result of our focus to become the premier community bank in Tampa Bay. Loans held for investment grew $187 million during 2023 helping to improve our earning assets.
CreditBench, our government guaranteed loan platform closed $547 million in government guaranteed loans, up 42% over 2022. We were proud to once again be a national leader in SBA production and also excited to grow our USDA production during 2023.
Now I will pass the microphone to Scott McKim, our Chief Financial Officer, to provide an overview of our financial performance.

BayFirst Financial Corp.
Fourth Quarter 2023 Earnings Call

Scott J. McKim
EVP & CFO
Thank you, Tom. Good morning, everyone. As Tom mentioned, our net income from continuing operations was $1.7 million in the fourth quarter. Loan balances grew $37 million or 4% during the quarter, while overall total assets decreased slightly to $1.12 billion or 1% during the quarter. Year to date, total assets have increased 19% and deposits have increased by 24%.
Total deposits decreased $33 million or 3% during the fourth quarter of this year and increase by $190.1 million from the fourth quarter of 2022. Total deposits ended the quarter at $985.1 million with notable growth in savings and money market account balances of $22.9 million. Time deposits declined $43.3 million as expected maturity of higher rate time deposits matured which reflects our efforts to reduce excess liquidity that was built up at the beginning of 2023 to address fears in the industry as multiple bank failures occurred outside of our markets. Interest-bearing and noninterest-bearing deposit account balances also declined slightly by $4.3 million and $8 million, respectively.
Stockholders' equity increased by $6.5 million during the quarter as earnings as well as the sale of $4.6 million of Series C preferred stock added to equity along with a notable decrease in accumulated other comprehensive loss of $640 thousand. These increases were offset somewhat by dividends paid on our common and preferred shares. Tangible book value increased again this quarter to $20.60 per share from $20.12 per share at the end of Q3.
Net interest income improved to $8.9 million in the fourth quarter, an increase of $486 thousand from the third quarter and an increase of $303 thousand from the year ago quarter. Net interest margin increased by 12 basis points to 3.48% in the fourth quarter. As we noted last quarter, $70.1 million of time deposits matured during the fourth quarter of 2023, the majority of which did not renew.
Noninterest income from continuing operations was $14.7 million for the fourth quarter of 2023, flat to the third quarter. Higher packaging fees, along with higher gains from the sale of SBA government guaranteed loans were offset by lower servicing rate gains provided higher revenue for the fourth quarter of $346 thousand gain taken in the third quarter for the sale of some real estate reflects a onetime event.
Provision for credit losses was $2.7 million in the fourth quarter compared to $3 million in the third quarter. While our overall asset quality remains relatively stable, net charge offs did increase due to our portfolio of unsecured consumer loans purchased from a third party. We have previously mentioned this exposure and expected to impact to dissipate throughout 2024.
Noninterest expense also increased $1 million in the fourth quarter, primarily due to an increase of $270 thousand in third party nondeferrable origination expenses related to the impact of loans originated and booked at fair value as well as higher loan origination costs driven by higher production volume of $479 thousand and higher commissions and incentives of $554 thousand. Offsetting these increases or decreases and marketing costs of $289 thousand and compensation cost of $465 thousand.

BayFirst Financial Corp.
Fourth Quarter 2023 Earnings Call

At this point, I'd like to turn things over to Robin Oliver, our President, to discuss asset quality in some detail.
Robin L. Oliver
President & COO
Thank you, Scott. Good morning, everyone. I want to begin by expanding on some comments around our asset quality trends. First and foremost, the company's asset quality metrics remain well within accessible levels with the conventional commercial portfolio performing well. In addition, the company's organically originated consumer loan portfolio is performing at or above expectations, notwithstanding the industry wide stress in consumer lending. Nonperforming and past due loans in the residential loan portfolio has ticked up slightly primarily due to one loan with a low loan-to-value ratio for which no loss is expected.
As Tom mentioned, the company has a limited amount of non-owner occupied CRE loans and is focused on C&I and owner occupied commercial lending. In addition, we originate consumer loans in our market areas through our banking centers and dedicated consumer loan officers with an emphasis on open and closed end home equity loans. Certain home equity loans meeting program parameters are fully insured through a third party with 19% of outstanding balances insured as of the end of the fourth quarter. This insured loan program is a priority for the bank, and we are nearing our goal of having 40% of new home equity production included in the program. There has been no charge offs of organic consumer loans in 2023. However, as Scott mentioned, we have experienced charge offs in the consumer loan portfolio purchased from a third party that is winding down.
Historically, the bulk of our charge offs have been in the SBA small loan program of loans $350,000 and less with larger, more traditional SBA loans performing relatively well. With the reboot of our small loan program in mid-2022 and particularly with our Bolt loan product, we have seen a modest increase in delinquencies this quarter, while nonaccrual loans decreased from the third quarter, as Tom mentioned previously. In addition, charge offs increased throughout 2023. However, this is not unexpected given the volume of loans originated, which Tom also spoke about earlier.
Unguaranteed SBA balances represent 21% of total loans outstanding as of year-end, and it should be noted that the vast majority of SBA loans are variable rate adjusting quarterly. So these borrowers have already felt the payment increases with rising rates over the past 2 years compared to many conventional commercial borrowers with loan rates fixed for 5 or more years. Given this impact, the delinquency levels are not surprising and have remained relatively stable for the past 3 quarters. If rates decline in 2024, this should lessen the payment pressures on these borrowers, and help to reduce losses. That being said, we have added resources to our collection and loss mitigation team to ensure we are proactive with borrowers and support the growth in our portfolio.
Thus far, we have originated over 3,400 loans in the Bolt program since its inception in June 2022 through the end of the fourth quarter totaling $441.3 million with $49.5 million of unguaranteed Bolt balances remaining on the books at year-end. Only 62 of these loans have been fully or partially charged off to date. However, considering the short tenure of the Bolt

BayFirst Financial Corp.
Fourth Quarter 2023 Earnings Call

program, these levels are expected to continue to expand over the coming quarters before leveling off as the portfolio seasons and reaches normalized performance. As a reminder, these loans carry an 85% guarantee and we have also sold off 1/3 of the remaining unguaranteed balances on a good portion of the portfolio today.
Finally, I'd like to shift gears and briefly highlight some improvements in our digital experience. 2023 was an amazing year of progress with new functionality added for both our deposit and loan customers. Some of the key enhancements implemented this past year include forward pay where customers get their paycheck or government payments up to 2 days early as well as bank-to-bank transfers, so customers can move money between their account at BayFirst and other banks seamlessly. We also implemented a state of the art consumer digital account opening platform where customers can open an account online in as little as 3 minutes. On the business front, our online business banking platform saw several enhancements during the year to allow businesses to set their own permissions for users, including the initiation of their own ACH and wire transfers, all from their convenient mobile applications. All of these features complement our online and mobile app for consumer loan applications as well as our robust commercial application and loan origination platform we call Power. Currently, all Bolt loans use the Power platform. We are committed to continuing to enhance the customer experience to meet the customer on their terms as well as enhancing the efficiency of our teams.
At this time, I will turn it back to Tom for any final comments.
Thomas G. Zernick
CEO & Director
Thanks, Robin. We look forward to 2024 as we remain laser focused on execution of continued revenue growth and optimizing the bank's efficiency ratio. Enhancing earnings stability and boosting profitability back to a high performing level is paramount. Leveraging our soon to be 12 banking centers across Tampa Bay will ensure success as a true community bank.
At this time, I would like to open up the lines for questions. Thank you.

QUESTIONS AND ANSWERS
Operator
[Operator Instructions]
And at this time, sir, we have no questions registered. Please proceed.
Thomas G. Zernick
CEO & Director
Okay. Well, I guess that wraps up our Q4 2023 call. Thank you so much for joining us. Have a great day.
Operator
Thank you, sir. Ladies and gentlemen, this does indeed concludes your conference call for today. Once again, thank you for attending. And at this time, we do ask that you please disconnect your lines.